Exhibit 99.1

WillScot Mobile Mini Holdings Announces Second Quarter Results and Updates 2020 Outlook With transformational merger complete management announces $250 million share repurchase authorization PHOENIX, Aug. 09, 2020 (GLOBE NEWSWIRE) --WillScot Mobile Mini Holdings Corp. (“WillScot Mobile Mini Holdings” or the “Company”) (Nasdaq: WSC), a North American leader in turnkey modular space and portable storage solutions, today announced second quarter 2020 financial results, provided an update on the recently closed merger and the current market environment, and accordingly, updated its 2020 outlook. On July 1, 2020, the Company, formerly known as WillScot Corporation (“WillScot”), through its subsidiary, closed the merger with Mobile Mini, Inc. (“Mobile Mini”) and changed its name to WillScot Mobile Mini Holdings Corp (the “Mobile Mini Merger”). The financial and operational data below reflect the standalone results of each of WillScot and Mobile Mini prior to the closing of the Mobile Mini Merger. WillScot Mobile Mini Holdings’ Second Quarter 2020 Financial Highlights1,4 Highlights of WillScot’s Reported Results Š Revenues of $256.9 million represented a year over year decrease of 2.6% or $6.8 million, driven by lower unit sales and delivery volumes. Š Modular leasing revenue increased 2.3% year over year driven by pricing and value-added products. » Consolidated modular space average monthly rental rate increased 9.5% year over year to $669 and US Modular average monthly rental rate increased 11.3% year over year. Š Adjusted EBITDA of $97.5 million represented a $10.0 million or 11.4% year over year increase, driven by improved pricing and value-added products and services ("VAPS"), continued realization of cost synergies from the ModSpace acquisition, and other cost reductions in the current quarter related to the reduced demand environment. » Adjusted EBITDA margin of 38.0% increased 480 basis points ("bps") year over year. Š Consolidated net income of $12.8 million, which included $5.9 million of discrete costs from acquisition and integration-related activities, improved by $24.2 million year over year. Š Free Cash Flow of $39.0 million increased by $37.4 million year over year, representing WillScot's fifth consecutive quarter of positiv free cash generation. » The year over year increase is attributable to the aforementioned 480 bps of Adjusted EBITDA margin expansion, a $6.8 million or 15.7% reduction in net capital expenditures, a $3.1 million or 9.9% reduction in interest expense, and lower integration and restructuring costs. Highlights of Mobile Mini’s Reported Results Š Revenues of $132.1 million represented a year over year decrease of 12.0% or $18.1 million. » Sustained year over year rate increases with a second quarter increase of 3.2% in North America Storage Solutions, mainly offset by a decline in Tank & Pump Solutions segment revenues as well as delivery, pickup and similar revenues. Š Adjusted EBITDA of $56.3 million, declined 1.1% year over year, with Storage Solutions Adjusted EBITDA up 8.3% compared to prior year, offset by a decline in the Tank & Pump Solutions segment. » Adjusted EBITDA margin expanded 470 bps year over year to 42.6%, despite the decline in rental revenues, reflecting proactive cost management and the flexibility in our cost structure. Š Consolidated net income of $17.2 million, which included $4.4 million of discrete costs from acquisition and integration-related activities, improved by $3.2 million year over year. Š Free Cash Flow of $31.1 million decreased $7.6 million year over year, due to $12.9 million of cash expenditures related to acquisition and integration-related activities and the sharp improvement in days sales outstanding experienced in 2019 which was sustained into 2020. Free cash flow increased sequentially from $22.5 million in the first quarter and represented the 50th consecutive quarter of positive free cash flow. » Excluding cash expenditures related to merger-related costs, free cash flow for the three months ended June 30, 2020 was $44.0 million. Quarterly financial information and the related management's discussion and analysis of financial condition and results of operations of Mobile Mini, for the quarterly period ended June 30, 2020, will be filed by the Company on a Current Report on Form 8-K and will be available on the SEC's EDGAR system. Consolidated Operations Update Š All company locations remained operational throughout the quarter with limited disruption, while prioritizing the health and safety of our employees, customers, and vendors. Precautionary measures included: requiring temperature screening and masks at all locations, maintaining remote and flexible work arrangements in all shared service centers, social distancing, restricted travel, and other protocols as recommended by the CDC. Š The company’s installed base, or units that were at customer sites pre-COVID-19, has behaved as expected. Project completions and unit returns have slowed relative to last year, and we have observed no change in customer payment behavior, as reflected in our strong free cash flow in the quarter. Š WillScot’s demand indicators have been improving on a sequential monthly basis since April 2020. Order rates during July were down 5% versus prior year which compares to order rates being down approximately 20% year over year during the second quarter. Pending orders are comprised of units ordered but not yet delivered as well as units scheduled for delivery in the next four weeks. Pending orders for modular units scheduled to deliver over the next four weeks are down approximately 8% to prior year, versus having been down 25% year over year as of April 26, 2020. This represents a meaningful improvement in scheduling and customer project certainty over the past three months. WillScot's total pending orders as of August 3, 2020 are down 5% versus prior year.

- Mobile Mini's demand indicators have also been improving on a sequential monthly basis since April 2020. Net new orders excluding seasonal units during July were down 4% versus prior year which compares to order rates being down greater than 20% year over year during the second quarter. Pending orders excluding seasonal units scheduled to deliver over the next four weeks are down approximately 11% to prior year, versus having been down greater than 25% year over year as of May 1, 2020. This positive trend indicates improvement in customer visibility into project start dates.
- Both WillScot and Mobile Mini took actions to reduce variable costs to align with the current demand environment in addition to reducing fixed costs where possible to maximize profitability. These actions drove adjusted EBITDA margin expansion of 470bps or more for each business, highlighting the combined company's flexibility to adjust both the cost structure and capital expenditures based on market conditions to preserve margins and free cash flow.

The following historical results, tables, and commentary relate to WillScot. The discussion of capitalization and liquidity, the updated financial outlook, and the discussion of the forward-looking capital allocation priorities relate to the combined company, WillScot Mobile Mini Holdings. A Mobile Mini standalone earnings presentation for the second quarter of 2020 is available on the WillScot Mobile Mini Holdings investor relations website. Financial information and results for periods following the closing of the Mobile Mini Merger will be presented for WillScot Mobile Mini Holdings.

	Three Months Ended June 30,		Six Months Ended June 30,	
(in thousands)	**2020**	**2019**	**2020**	**2019**
Revenue[4]	$ 256,862	$ 263,713	$ 512,683	$ 517,398
Consolidated net income (loss)[4]	$ 12,833	$ (11,438)	$ 9,159	$ (21,467)
Net cash provided by operating activities	$ 75,379	$ 44,798	$ 113,727	$ 60,054
Free Cash Flow[1]	$ 38,996	$ 1,599	$ 46,804	$ (24,959)

	Three Months Ended June 30,		Six Months Ended June 30,	
Adjusted EBITDA[1] by Segment (in thousands)	**2020**	**2019**	**2020**	**2019**
Modular - US	$ 90,613	$ 80,547	$ 172,296	$ 156,490
Modular - Other North America	6,907	7,007	14,766	14,415
Consolidated Adjusted EBITDA	$ 97,520	$ 87,554	$ 187,062	$ 170,905

Management Commentary[1,4]

Brad Soultz, Chief Executive Officer of WillScot Mobile Mini Holdings, commented, "We completed the transformational merger between WillScot and Mobile Mini on July 1, 2020, establishing the Company as the market leader of North American modular space and portable storage solutions. Our teams truly are stronger together, as we work hand-in-hand with Kelly and the Mobile Mini team to prioritize our integration and execution efforts while driving the business forward, as evidenced by the outstanding second quarter results at both companies. This combination provides our customers with a broader offering of premium rental products while introducing new idiosyncratic revenue and earnings growth levers, which we expect will compound and drive shareholder value creation for years to come."

"With respect to the second quarter, WillScot performed very well in a challenging period", added Soultz. "Despite the impacts of the COVID-19 pandemic, we maintained our strong pricing power, increased VAPS penetration, and managed costs effectively. Modular leasing revenue increased 2.3%, Adjusted EBITDA increased by 11.4%, Adjusted EBITDA margins expanded by 480 bps, and free cash flow of $39.0 million increased by $37.4 million versus prior year. Mobile Mini's Q2 results saw Adjusted EBITDA of $56.3 million essentially flat to prior year, despite an $18 million revenue decline, and margins expanded 470 basis points to 42.6%. Delivering these results amidst these unprecedented circumstances, while executing on another transformational merger, is truly a testament to the grit of both organizations and the resilience of our business model. I want to extend our sincerest thanks to all WillScot Mobile Mini employees for their commitment to employee and customer safety and well-being, all while maintaining their focus on execution."

Soultz concluded, "Turning our eyes to the future, our new combined management team could not be more excited about the opportunities presented by the combination of WillScot and Mobile Mini. We have multi-year organic revenue growth tailwinds in modular pricing and VAPS, over $70 million of cost reductions yet to be realized from this and our prior mergers, compelling cross-selling opportunities across the combined customer base, the ability to deploy technology in pursuit of further business optimizations, and our combined human capital will make us more competitive than ever. While these are uncertain times, we have myriad growth opportunities within our control that we intend to execute."

Chief Financial Officer of WillScot Mobile Mini Holdings, Tim Boswell, remarked, "With both the strength of our second quarter results and confidence in our internal growth levers, we are updating our financial outlook for the year and introducing a simple capital allocation framework to govern the deployment of our burgeoning free cash flow. WillScot Mobile Mini Holdings is on a clear de-leveraging trajectory, and we have established a leverage ratio target of 3.0x to 3.5x by the end of 2021. This business model affords a high degree of forward revenue visibility, as well as flexibility to manage our discretionary costs and capital expenditures, which together, give us great confidence in our free cash flow outlook. As such, we announced a $250 million share repurchase authorization, as yet another multi-year lever with which to drive shareholder returns, while achieving our leverage target. We have a strong business trajectory heading into the second half of the year, a solid balance sheet with over $915 million of excess availability in our ABL revolver, and further opportunities to improve our capital structure."

Second Quarter 2020 Results (WillScot Standalone)[1,4]

Total revenues decreased 2.6% to $256.9 million, while Modular leasing revenues increased 2.3% versus the prior year quarter.

- Modular - US segment revenue decreased 0.2% to $236.0 million, as compared to $236.5 million in the prior year quarter primarily driven by reduced demand for new project deliveries. However, modular leasing revenues increased $6.5 million, or 3.9% through:
  - Modular space average monthly rental rate of $681 increased 11.3% year over year. Improved pricing was driven by a combination of our price optimization tools and processes, as well as by continued growth in our "Ready to Work" solutions and increased VAPS penetration across our customer base.
  - Average modular space units on rent decreased 4,780, or 5.7%, year over year and dropped 1.3% sequentially in Q2 to 78,493.
- Modular - Other North America segment revenue decreased 23.5% to $20.8 million compared to $27.2 million in the prior year quarter. Segment revenues declined as a result of reduced new and rental unit sales and the stronger U.S. dollar relative to the Canadian dollar and Mexican Peso. On a constant currency basis, Modular leasing revenue declined 6.8% versus prior year, driven by lower demand in 2020. These decreases were partially offset by net increases in modular delivery and installation revenues:
  - Modular space average monthly rental rates of $562 were down 6.8% compared to the prior year quarter, due to unfavorable foreign currency movements. On a constant currency basis, modular space average rental rate was down 0.8% year over year primarily due to major project timing in Alaska.
  - Modular space units on rent declined 4.7% to 8,603, but did increase 2.9% sequentially from March to June. Utilization for our modular space units decreased to 53.7%, down 260 bps from 56.3% in 2019 but up 170 bps from March to June.

Adjusted EBITDA of $97.5 million was up 11.4% compared to $87.5 million in the prior year quarter, and Adjusted EBITDA margins improved 480 bps year over year to 38.0%.

- Modular - US segment Adjusted EBITDA increased 12.5% to $90.6 million, and Modular - Other North America segment Adjusted EBITDA was 1.4% or $0.1 million lower than the prior year quarter.
- Adjusted EBITDA margins improved by 480 bps year over year driven by a 510 bps improvement in leasing and services gross profit margin, a higher mix of more profitable leasing and services revenues, and 470 bps improvement in new unit sale gross profit margin partially offset by a 700 bps decline in rental unit sale gross profit margin. During the quarter, WillScot realized year over year incremental synergy savings of $4.9 million related to previous acquisitions.

Net income of $12.8 million for the three months ended June 30, 2020 was up $24.2 million versus prior year and includes $5.9 million of discrete costs expensed in the period related to acquisition and integration activities.

Capitalization and Liquidity Update[1,3]

While WillScot's standalone second quarter closing balance sheet is presented in the financial statements below, our debt structure improved significantly upon closing the merger on July 1, 2020. The June 30, 2020 balance sheet for the WillScot standalone business includes the June 15, 2020 issuance of $650 million of 6.125% 2025 senior secured notes and $655.1 million of corresponding restricted cash, which was held in escrow and released contingent upon closing the merger. Similarly, the remaining $265.4 million of WillScot's 7.875% 2022 senior secured notes are presented as current portion of long-term debt, because we redeemed them concurrent with the merger closing on July 1, 2020.

Upon closing the merger on July 1, 2020, WillScot Mobile Mini's capital structure was as follows:

- The Company had approximately $2.68 billion of gross debt and finance leases outstanding comprised of the following:
  - $1.47 billion outstanding under the new $2.40 billion asset-based revolving credit facility,
  - $650 million in new 6.125% senior secured notes due 2025,
  - $490 million in 6.875% senior secured notes due 2023, and
  - Approximately $77 million of existing finance leases.
- As of July 1, 2020, WillScot Mobile Mini Holdings had over $915 million of excess availability under the new asset-based revolving credit facility, which combined with strong cash generation from operations and a flexible covenant structure, give us ample liquidity with which to operate.
- As of July 1, 2020, WillScot Mobile Mini Holdings' weighted average interest rate was 4.4% and annual cash interest expense based on the current debt structure was approximately $115 million.
- On July 27, 2020, WillScot Mobile Mini Holdings announced the $49 million partial redemption of the $490 million senior secured notes due 2023 (the "Notes") to occur on August 11, 2020, at a redemption price of 103% of the principal amount of the Notes.
- WillScot Mobile Mini Holdings has a single class of common stock totaling approximately 228 million shares and 100% ownership in its operating subsidiaries. In addition, 8,780,850 shares underlying warrants with an $11.50 exercise price per share, and 9,782,106 shares underlying warrants with a $15.50 exercise price per share were outstanding as of July 1, 2020.

2020 Updated Outlook[1, 2, 3]

On August 10, 2020, management increased the Company's outlook for full year 2020. This guidance is presented both on an "as reported" basis, including only WillScot's results for the first half of the year and combined results for the second half of the year, as well as on a "pro forma basis," as if WillScot Mobile Mini Holdings had operated together for the entirety of 2019 and 2020. This guidance is subject to the risks and uncertainties described in the "Forward-Looking Statements" below. The updated guidance is as follows:

Revised 2020 Outlook As Reported	Previous Outlook (Pre-Merger)	Updated Outlook (Post-Merger)
Revenue	$1.0 billion - $1.1 billion	$1.32 billion - $1.42 billion
Adjusted EBITDA[1,2]	$350 million - $400 million	$500 million - $530 million

Net CAPEX[2,3]	\$100 million - \$150 million	\$140 million - \$160 million

Pro Forma 2020 Outlook	Pro Forma 2019	Updated Outlook (Post-Merger)
Revenue	\$1.68 billion	\$1.6 billion - \$1.7 billion
Adjusted EBITDA[1,2]	\$600 million	\$615 million - \$645 million
Net CAPEX[2,3]	\$222 million	\$160 million - \$180 million

Capital Allocation Framework

The transformational nature of the WillScot Mobile Mini merger and our strong financial outlook heading into the remainder of the year and into 2021 allow us to introduce a simple capital allocation framework, enabling us to balance growth investments with shareholder returns. This framework is as follows:

1. We have a high degree of confidence regarding free cash generation into 2021 and beyond, based on the forward visibility in our business model and the idiosyncratic earnings growth levers stemming from our transformational merger.
2. We are committed to a target leverage ratio range of 3.0 – 3.5x by the end of 2021 while funding all organic growth opportunities.
3. We are prioritizing the integration of the WillScot and Mobile Mini merger in the next 9 months and will consider acquisitions selectively.
4. We are introducing a \$250 million indefinite-lived share repurchase program as an initial step to supplement shareholder returns using our robust free cash flow while remaining within our leverage targets.
5. We are not paying a dividend at this time, although the Board of Directors (the "Board") will review capital allocation priorities on an ongoing basis.

Announcing Authorization of Stock Repurchase Program

On August 7, 2020, the Board approved a stock repurchase program that authorizes the Company, to deploy up to \$250 million for the purpose of repurchasing shares of common stock. The stock repurchase program does not obligate the Company to purchase any particular number of shares, and the timing and exact amount of any repurchases will depend on various factors, including market pricing and conditions, business, legal, accounting and other considerations.

The Company plans to repurchase its shares in open market transactions from time to time or through privately negotiated transactions in accordance with federal securities laws, at the Company's discretion. The repurchase program, which has no expiration date, may be increased, suspended or terminated at any time. The program is expected to be implemented over the course of several years and will be conducted subject to the covenants in the agreements governing our indebtedness.

1 - Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow are non-GAAP financial measures. Further information and reconciliations for these Non-GAAP measures to the most directly comparable financial measure under generally accepted accounting principles in the US ("GAAP") is included at the end of this press release, separately for WillScot and Mobile Mini.

2 - Information reconciling forward-looking Adjusted EBITDA and Net CAPEX to GAAP financial measures is unavailable to the Company without unreasonable effort and therefore no reconciliation to the most comparable GAAP measures is provided.

3 - Net CAPEX is a non-GAAP financial measure. Please see the non-GAAP reconciliation tables included at the end of this press release, separately for WillScot and Mobile Mini.

4 - 2019 Quarterly amounts were adjusted for the adoption of Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842) ("ASC 842"), effective retroactively to January 1, 2019, and therefore do not agree to the Quarterly Reports filed on Form 10-Q for the respective periods of 2019. See reconciliation of the impact of adopting ASC 842 included at the end of this press release.

WillScot Corporation Non-GAAP Financial Measures

This press release includes non-GAAP financial measures for WillScot Corporation, including Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, pro forma revenue, adjusted gross profit, and Net CAPEX. Adjusted EBITDA is defined as net income (loss) before income tax expense, net interest expense, depreciation and amortization adjusted for non-cash items considered non-core to business operations including net currency gains and losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, non-cash charges for stock compensation plans, and other discrete expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue. Free Cash Flow is defined as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Net CAPEX is defined as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Our management believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business. Pro forma revenue is defined the same as revenue, but includes pre-acquisition results from ModSpace for all periods presented. WillScot believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of WillScot to its competitors; and (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends. WillScot believes that pro forma revenue is useful to investors because they allow investors to compare performance of the combined Company over various reporting periods on a consistent basis WillScot believes that Net CAPEX provide useful additional information concerning cash flow available to meet future debt service obligations. However, Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial measures differently, and therefore WillScot’s non-GAAP financial measures may not be directly comparable to similarly-titled measures of other companies. For reconciliation of the non-GAAP measures used in this press release (except as explained below), see “Reconciliation of non-GAAP Financial Measures for WillScot Corporation" included in this press release. Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to WillScot without unreasonable effort. We cannot provide reconciliations of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to WillScot without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. WillScot provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted above. Conference Call Information WillScot Mobile Mini Holdings will host a conference call and webcast to discuss its second quarter 2020 results and outlook at 10 a.m. Eastern Time on Monday, August 10, 2020. The live call can be accessed by dialing (855) 312-9420 (US/Canada toll-free) or (210) 874-7774 (international) and asking to be connected to the WillScot Mobile Mini Holdings call. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website www.willscotmobilemini.com. Choose "Events" and select the information pertaining to the WillScot Mobile Mini Holdings Second Quarter 2020 Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 60 days on the Company’s investor relations website. About WillScot Mobile Mini Holdings WillScot Mobile Mini Holdings trades on the Nasdaq stock exchange under the ticker symbol “WSC”. Based in Phoenix, Arizona, WillScot Mobile Mini Holdings is a North American leader in turnkey modular space and portable storage solutions. It was formed in 2020 upon th merger of leaders in the modular space and portable storage markets. Together the WillScot and Mobile Mini brands operate approximately 275 locations across the United States, Canada, Mexico, and the United Kingdom with a combined fleet of over 350,000 portable offices and storage containers. They lease turnkey office space and storage solutions for temporary applications across a diverse customer base in the commercial and industrial, construction, retail, education, health care, government, transportation, security and energy sectors. They create value by enabling customers to add space efficiently and cost-effectively – when the solution is perfect, productivity is all the customer sees. Forward-Looking Statements This news release contains forward-looking statements (including the earnings guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimates," "expects," "anticipates," "believes," "forecasts," "plans," "intends," "may," "will," "should," "shall," "outlook" and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Certain of these forward-looking statements relate to the Company (including Mobile Mini), including: expected scale; operating efficiency; stockholder, employee and customer benefits; key assumptions; timing of closing; the amount and timing of revenue and expense synergies; future financial benefits and operating results; our ability to decrease leverage; organic growth tailwinds; and integration spend, which reflects management's beliefs, expectations and objectives as of the date hereof. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although WillScot believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations; our ability to achieve planned synergies related to acquisitions; our ability to manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs adversely affecting our profitability (including cost increases resulting from tariffs); potential litigation involving our Company; general economic and market conditions impacting demand for our products and services; implementation of tax reform; our ability to implement and maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K for the year ending December 31, 2019 and our Form 10-Q for the quarter ended March 31, 2020), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date which it is made, and WillScot disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Additional Information and Where to Find It Additional information can be found on the company's website at www.willscotmobilemini.com. Contact Information Investor Inquiries: Media Inquiries: Emily TadanoScott Junk emily.tadano@willscotmobilemini.com scott.junk@willscotmobilemini.com

WillScot Corporation
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except share and per share data)

(in thousands, except share and per share)	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Revenues:				
Leasing and services revenue:				
Modular leasing	$ 190,143	$ 185,818	$ 378,495	$ 363,110
Modular delivery and installation	51,640	55,966	102,710	105,966
Sales revenue:				
New units	9,763	11,507	19,376	26,348
Rental units	5,316	10,422	12,102	21,974
Total revenues	256,862	263,713	512,683	517,398
Costs:				
Costs of leasing and services:				
Modular leasing	47,747	55,073	97,556	102,308
Modular delivery and installation	43,523	48,468	87,388	91,811
Costs of sales:				
New units	6,331	7,999	12,534	18,877
Rental units	3,803	6,721	7,609	14,516
Depreciation of rental equipment	45,494	43,968	91,442	85,071
Gross Profit	109,964	101,484	216,154	204,815
Expenses:				
Selling, general and administrative	65,272	70,385	140,240	143,704
Other depreciation and amortization	2,883	2,949	5,957	5,733
Impairment losses on long-lived assets	—	348	—	2,638
Lease impairment expense and other related charges	1,394	1,520	3,055	4,605
Restructuring costs	749	1,632	689	3,288
Currency losses (gains), net	(380)	(354)	518	(670)
Other income, net	(1,021)	(1,290)	(745)	(2,241)
Operating income	41,067	26,294	66,440	47,758
Interest expense	28,519	31,668	56,776	62,783
Loss on extinguishment of debt	—	7,244	—	7,244
Income (loss) from operations before income tax	12,548	(12,618)	9,664	(22,269)
Income tax (benefit) expense	(285)	(1,180)	505	(802)
Net Income (loss)	12,833	(11,438)	9,159	(21,467)
Net Income (loss) attributable to non-controlling interest, net of tax	1,343	(832)	1,213	(1,590)
Net Income (loss) attributable to WillScot	$ 11,490	$ (10,606)	$ 7,946	$ (19,877)
Earnings (loss) per share attributable to WillScot				
Basic	$ 0.10	$ (0.10)	$ 0.07	$ (0.18)
Diluted	$ 0.10	$ (0.10)	$ 0.07	$ (0.18)
Weighted average shares:				
Basic	110,692,426	108,693,924	110,174,536	108,609,068
Diluted	111,432,963	108,693,924	112,209,212	108,609,068

Unaudited WillScot Corporation Segment Operating Data

Three Months Ended June 30, 2020 and 2019

	Three Months Ended June 30, 2020		
(in thousands, except for units on rent and rates)	Modular - US	Modular - Other North America	Total
Revenue	$ 236,048	$ 20,814	$ 256,862
Gross profit	$ 100,951	$ 9,013	$ 109,964
Adjusted EBITDA	$ 90,613	$ 6,907	$ 97,520
Capital expenditures for rental equipment	$ 38,065	$ 1,969	$ 40,034
Modular space units on rent (average during the period)	78,493	8,603	87,096

Three Months Ended June 30, 2019 Modular - Other (in thousands, except for units on rent and rates) Modular - US North America Total (a) The amounts in this table were adjusted for the adoption of Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842) ("ASC 842"), effective retroactively to January 1, 2019, of and therefore do not agree to the Quarterly Reports filed on Form 10-Q for the respective periods of 2019. Six Months Ended June 30, 2020 and 2019 Six Months Ended June 30, 2020 Modular - Other (in thousands, except for units on rent and rates) Modular - US North America Total Six Months Ended June 30, 2019 Modular - Other (in thousands, except for units on rent and rates) Modular - US North America Total Revenue(a)$ 466,677 $ 50,721 $ 517,398 Gross profit(a) $ 186,419 $ 18,396 $ 204,815 Adjusted EBITDA(a) $ 156,490 $ 14,415 $ 170,905 (a) The amounts in this table were adjusted for the adoption of Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842) ("ASC 842"), effective retroactively to January 1, 2019, of and therefore do not agree to the Quarterly Reports filed on Form 10-Q for the respective periods of 2019. WillScot Corporation

Condensed Consolidated Balance Sheets

(Unaudited; in thousands, except share data)

(in thousands, except share data)		June 30, 2020 (unaudited)		December 31, 2019
Assets				
Cash and cash equivalents	$	9,061	$	3,045
Restricted cash		655,087		—
Trade receivables, net of allowances for credit losses at June 30, 2020 and December 31, 2019 of $19,183 and $15,828, respectively		231,007		247,596
Inventories		14,800		15,387
Prepaid expenses and other current assets		21,392		14,621
Assets held for sale		9,332		11,939
Total current assets		940,679		292,588
Rental equipment, net		1,908,299		1,944,436
Property, plant and equipment, net		142,454		147,689
Operating lease assets		146,721		146,698
Goodwill		233,829		235,177
Intangible assets, net		126,125		126,625
Other non-current assets		3,433		4,436
Total long-term assets		2,560,861		2,605,061
Total assets	$	3,501,540	$	2,897,649
Liabilities and equity				
Accounts payable	$	87,847	$	109,926
Accrued liabilities		101,212		82,355
Accrued interest		16,772		16,020
Deferred revenue and customer deposits		89,258		82,978
Current portion of long-term debt		265,398		—
Operating lease liabilities - current		30,438		29,133
Total current liabilities		590,925		320,412
Long-term debt		1,971,010		1,632,589
Deferred tax liabilities		69,044		70,693
Deferred revenue and customer deposits		12,284		12,342
Operating lease liabilities - non-current		117,159		118,429
Other non-current liabilities		36,028		34,229
Long-term liabilities		2,205,525		1,868,282
Total liabilities		2,796,450		2,188,694
Commitments and contingencies (see Note 15)				
Class A common stock: $0.0001 par, 400,000,000 shares authorized at June 30, 2020 and December 31, 2019; 121,233,232 and 108,818,854 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively		12		11
Class B common stock: $0.0001 par, 100,000,000 shares authorized at December 31, 2019; — shares issued and outstanding at December 31, 2019		—		1
Additional paid-in-capital		2,471,312		2,396,501
Accumulated other comprehensive loss		(84,807)		(62,775)
Accumulated deficit		(1,681,427)		(1,689,373)
Total shareholders' equity		705,090		644,365
Non-controlling interest		—		64,590
Total equity		705,090		708,955
Total liabilities and equity	$	3,501,540	$	2,897,649

Reconciliation of Non-GAAP Financial Measures for WillScot Corporation

We use certain non-GAAP financial information that we believe is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

We evaluate business segment performance on Adjusted EBITDA, a non-GAAP measure that excludes certain items as described in the reconciliation of our consolidated net income (loss) to Adjusted EBITDA reconciliation below. We believe that evaluating segment performance excluding such items is meaningful because it provides insight with respect to intrinsic operating results of the Company.

We also regularly evaluate gross profit by segment to assist in the assessment of the operational performance of each operating segment. We consider Adjusted EBITDA to be the more important metric because it more fully captures the business performance of the segments, inclusive of indirect costs.

We also evaluate Free Cash Flow, a non-GAAP measure that provides useful information concerning cash flow available to meet future debt service obligations and working capital requirements.

Adjusted EBITDA

We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. Our adjusted EBITDA ("Adjusted EBITDA") reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:

- Currency (gains) losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries' functional currency. Substantially all such currency gains (losses) are unrealized and attributable to financings due to and from affiliated companies.
- Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
- Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
- Transaction costs including legal and professional fees and other transaction specific related costs.
- Costs to integrate acquired companies, including outside professional fees, fleet relocation expenses, employee training costs, and other costs.
- Non-cash charges for stock compensation plans.
- Other expense includes consulting expenses related to certain one-time projects, financing costs not classified as interest expense, and gains and losses on disposals of property, plant, and equipment.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing WillScot's results as reported under US GAAP. Some of these limitations are:

- Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
- Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
- Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
- Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
- Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
- although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
- other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations. The following tables provide unaudited reconciliations of Net loss to Adjusted EBITDA.

WillScot Corporation Consolidated Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,	
(in thousands)	**2020**	**2019**	**2020**	**2019**
Net Income (loss)	$ 12,833	$ (11,438)	$ 9,159	$ (21,467)
Loss on extinguishment of debt	—	7,244		7,244
Income tax (benefit) expense	(285)	(1,180)	505	(802)
Interest expense	28,519	31,668	56,776	62,783
Depreciation and amortization	48,377	46,917	97,399	90,804
Currency losses (gains), net	(380)	(354)	518	(670)
Goodwill and other impairments	—	348	—	2,638
Restructuring costs, lease impairment expense and other related charges	2,143	3,152	3,744	7,893
Transaction costs	1,619	—	11,050	—
Integration costs	2,153	8,242	3,839	18,380
Stock compensation expense	2,227	1,900	4,014	3,190
Other income	314	1,055	58	912
Adjusted EBITDA	$ 97,520	$ 87,554	$ 187,062	$ 170,905

WillScot Corporation Adjusted EBITDA by Segment

Three Months Ended June 30, 2020

Three Months Ended June 30, 2019 Modular - Other North (in thousands) Modular - US America Total (Loss) income from operations before income taxes $ (13,473) $ 855 $ (12,618) Six Months Ended June 30, 2020 Six Months Ended June 30, 2019 Modular - Other North (in thousands) Modular - US America Total (Loss) income from operations before income taxes $ (23,520) $ 1,251 $ (22,269)

WillScot Corporation Adjusted EBITDA Margin Non-GAAP Reconciliation

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business.

The following tables provide unaudited reconciliations of Adjusted EBITDA Margin by segment.

	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019		
(in thousands)	Modular - US	Modular - Other North America	Total	Modular - US	Modular - Other North America	Total
Adjusted EBITDA (A)	$ 90,613	$ 6,907	$ 97,520	$ 80,547	$ 7,007	$ 87,554
Revenue (B)	$ 236,048	$ 20,814	$ 256,862	$ 236,502	$ 27,211	$ 263,713
Adjusted EBITDA Margin (A/B)	38.4%	33.2%	38.0%	34.1%	25.8%	33.2%

	Six Months Ended June 30, 2020			Six Months Ended June 30, 2019		
(in thousands)	Modular - US	Modular - Other North America	Total	Modular - US	Modular - Other North America	Total
Adjusted EBITDA (A)	$ 172,296	$ 14,766	$ 187,062	$ 156,490	$ 14,415	$ 170,905
Revenue (B)	$ 469,912	$ 42,771	$ 512,683	$ 466,677	$ 50,721	$ 517,398
Adjusted EBITDA Margin (A/B)	36.7%	34.5%	36.5%	33.5%	28.4%	33.0%

WillScot Corporation Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Management believes that the presentation of Free Cash Flow provides useful information to investors regarding our results of operations because it provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements.

The following table provides unaudited reconciliations of net cash provided by operating activities to Free Cash Flow.

	Three Months Ended June 30,		Six Months Ended June 30,	
(in thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$ 75,379	$ 44,798	$ 113,727	$ 60,054
Purchase of rental equipment and refurbishments	$ (40,034)	(61,215)	(79,682)	(113,088)
Proceeds from sale of rental equipment	$ 5,316	11,482	12,102	23,083
Purchase of property, plant and equipment	$ (1,668)	(2,270)	(3,186)	(3,899)
Proceeds from the sale of property, plant and equipment	$ 3	8,804	3,843	8,891
Free Cash Flow	$ 38,996	$ 1,599	$ 46,804	$ (24,959)

WillScot Corporation Adjusted Gross Profit and Adjusted Gross Profit Percentage

We define Adjusted Gross Profit as gross profit plus depreciation on rental equipment. Adjusted Gross Profit Percentage is defined as Adjusted Gross Profit divided by revenue. Adjusted Gross Profit and Percentage are not measurements of our financial performance under GAAP and should not be considered as an alternative to gross profit, gross profit percentage, or other performance measures derived in accordance with GAAP. In addition, our measurement of Adjusted Gross Profit and Adjusted Gross Profit Percentage may not be comparable to similarly titled measures of other companies. Our management believes that the presentation of Adjusted Gross Profit and Adjusted Gross Profit Percentage provides useful information to investors regarding our results of operations because it assists in analyzing the performance of our business.

The following table provides unaudited reconciliations of gross profit to Adjusted Gross Profit and Adjusted Gross Profit Percentage.

	Three Months Ended June 30,		Six Months Ended June 30,	
(in thousands)	2020	2019	2020	2019
Revenue (A)	$ 256,862	$ 263,713	$ 512,683	$ 517,398
Gross profit (B)	$ 109,964	$ 101,484	$ 216,154	$ 204,815
Depreciation of rental equipment	45,494	43,968	91,442	85,071
Adjusted Gross Profit (C)	$ 155,458	$ 145,452	$ 307,596	$ 289,886
Gross Profit Percentage (B/A)	42.8%	38.5%	42.2%	39.6%

Adjusted Gross Profit Percentage (C/A)	60.5%	55.2%	60.0%	56.0%

WillScot Corporation Net CAPEX

We define Net CAPEX as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Our management believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business.

The following table provides unaudited reconciliations of Net CAPEX.

(in thousands)	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Total Capital Expenditures	$ 41,702	$ 63,485	$ 82,868	$ 116,987
Total Proceeds	5,319	20,286	15,945	31,974
Net CAPEX	$ 36,383	$ 43,199	$ 66,923	$ 85,013

Impact of Adopting ASC 842

The following table presents a reconciliation of unaudited consolidated quarterly financial information for the first three quarters of 2019 detailing the impact of adopting ASC 842, which was effective retroactively to January 1, 2019. As a result of adoption, the final quarterly figures below do not agree to the Quarterly Reports filed on Form 10-Q for the respective periods of 2019.

The impact of adoption and reconciliation to the amounts previously reported is below:

Quarterly 2019 Consolidated Results

(in millions)		Three Months Ended June 30, 2019
Pre ASC 842 (as previously reported)		
Revenue	$	266.1
Adjusted EBITDA	$	88.7
Net Income (loss)	$	(11.8)
ASC 842 Adjustments		
Revenue	$	(2.4)
Adjusted EBITDA	$	(1.2)
Net Income (loss)	$	0.4
Post ASC 842 (as reported in our 2019 10-K)		
Revenue	$	263.7
Adjusted EBITDA	$	87.5
Net Income (loss)	$	(11.4)

Mobile Mini, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(in thousands, except percentages and per share data)

	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019		
	Actual	Adjustments	Adjusted(1)	Actual	Adjustments	Adjusted(2)
Revenues:						
Rental	$ 124,461	$ —	$ 124,461	$ 141,906	$ —	$ 141,906
Sales	7,551	—	7,551	8,135	—	8,135
Other	79	—	79	140	—	140
Total revenues	132,091	—	132,091	150,181	—	150,181
Costs and expenses:						
Rental, selling and general expenses	78,922	(4,688)	74,234	95,735	(4,332)	91,403
Cost of sales	4,706	—	4,706	5,044	—	5,044

Depreciation and amortization	17,563	—	17,563	18,135	—	18,135
Total costs and expenses	101,191	(4,688)	96,503	118,914	(4,332)	114,582
Income from operations	30,900	4,688	35,588	31,267	4,332	35,599
Other income (expense):						
Interest income	12	—	12	—	—	—
Interest expense	(7,717)	—	(7,717)	(10,592)	—	(10,592)
Foreign currency exchange	(36)	—	(36)	(167)	—	(167)
Income before income tax provision	23,159	4,688	27,847	20,508	4,332	24,840
Income tax provision	5,917	772	6,689	6,450	185	6,635
Net income	$ 17,242	$ 3,916	$ 21,158	$ 14,058	$ 4,147	$ 18,205
EBITDA/Adjusted EBITDA	$ 48,439		$ 56,282	$ 49,235		$ 56,907
EBITDA/Adjusted EBITDA as a percentage of total revenues	*36.7 %*		*42.6 %*	*32.8 %*		*37.9 %*
Earnings per share:						
Basic	$ 0.39		$ 0.48	$ 0.32		$ 0.41
Diluted	0.39		0.48	0.31		0.41
Weighted average number of common and common share equivalents outstanding:						
Basic	43,971		43,971	44,496		44,496
Diluted	44,069		44,069	44,750		44,750

(1) Adjusted column for the three months ended June 30, 2020 excludes the incremental costs related to our merger with WillScot and a realignment of personnel and business structure, including cash severance partially offset by the reversal of expense for non-vested share-based compensation, along with the related tax effects. Adjusted figures are a non-GAAP presentation. See the non-GAAP reconciliations herein and the additional information regarding non-GAAP financial information following in this earnings release.

(2) Adjusted column for the three months ended June 30, 2019 excludes the non-cash expense related to the amendment of certain share-based compensation agreements with our Chief Executive Officer who retired as an employee of the Company and assumed the position of Chairman of the Board for Mobile Mini, and costs associated with potential acquisitions, along with the related tax effects. Adjusted figures are a non-GAAP presentation. See the non-GAAP reconciliations herein and the additional information regarding non-GAAP financial information following in this earnings release.

Condensed Consolidated Statement of Operations
(Unaudited)
(in thousands, except percentages and per share data)

	Six Months Ended June 30, 2020			Six Months Ended June 30, 2019		
	Actual	**Adjustments**	**Adjusted[(1)]**	**Actual**	**Adjustments**	**Adjusted[(2)]**
Revenues:						
Rental	$265,117	$ —	$265,117	$284,078	$ —	$284,078
Sales	15,867	—	15,867	15,358	—	15,358
Other	147	—	147	406	—	406
Total revenues	281,131	—	281,131	299,842	—	299,842
Costs and expenses:						
Rental, selling and general expenses	181,180	(20,193)	160,987	187,969	(4,332)	183,637
Cost of sales	9,808	—	9,808	9,646	—	9,646
Depreciation and amortization	35,055	—	35,055	35,470	—	35,470
Total costs and expenses	226,043	(20,193)	205,850	233,085	(4,332)	228,753
Income from operations	55,088	20,193	75,281	66,757	4,332	71,089
Other income (expense):						
Interest income	24	—	24	—	—	—
Interest expense	(16,974)	—	(16,974)	(21,352)	—	(21,352)
Deferred financing costs write-off	—	—	—	(123)	123	—
Foreign currency exchange	(39)	—	(39)	(166)	—	(166)
Income before income tax

provision	38,099	20,193	58,292	45,116	4,455	49,571
Income tax provision	12,556	1,758	14,314	12,973	217	13,190
Net income	$ 25,543	$ 18,435	$ 43,978	$ 32,143	$ 4,238	$ 36,381
EBITDA/Adjusted EBITDA	$ 90,128		$116,158	$102,061		$113,137
EBITDA/Adjusted EBITDA as a percentage of total revenues	*32.1 %*		*41.3 %*			*37.7 %*
Earnings per share:						
Basic	$ 0.58		$ 1.00	$ 0.72		$ 0.82
Diluted	0.58		0.99	0.72		0.81
Weighted average number of common and common share equivalents outstanding:						
Basic	43,922		43,922	44,472		44,472
Diluted	44,227		44,227	44,814		44,814

(1) Adjusted column for the six months ended June 30, 2020 excludes the incremental costs related to our merger with WillScot and a realignment of personnel and business structure, including cash severance partially offset by the reversal of expense for non-vested share-based compensation, along with the related tax effects. Adjusted figures are a non-GAAP presentation. See the non-GAAP reconciliations herein and the additional information regarding non-GAAP financial information following in this earnings release.

(2) Adjusted column for the six months ended June 30, 2019 excludes the non-cash expense related to the amendment of certain share-based compensation agreements with our Chief Executive Officer who retired as an employee of the Company and assumed the position of Chairman of the Board for Mobile Mini, and costs associated with potential acquisitions, along with the related tax effects. Adjusted figures are a non-GAAP presentation. See the non-GAAP reconciliations herein and the additional information regarding non-GAAP financial information following in this earnings release.

Mobile Mini, Inc.

Business Segment Information - Adjusted [(1)]

(Unaudited)

(in thousands, except percentages)

	Three Months Ended June 30, 2020				
	Storage Solutions				
	North America	**United Kingdom**	**Total**	**Tank & Pump Solutions**	**Consolidated**
Revenues:					
Rental	$ 86,325	$ 15,952	$ 102,277	$ 22,184	$ 124,461
Sales	4,838	1,202	6,040	1,511	7,551
Other	53	—	53	26	79
Total revenue	91,216	17,154	108,370	23,721	132,091
Costs and expenses:					
Rental, selling and general expenses	49,097	9,484	58,581	15,653	74,234
Cost of sales	2,958	892	3,850	856	4,706
Depreciation and amortization	9,521	1,677	11,198	6,365	17,563
Total costs and expenses	61,576	12,053	73,629	22,874	96,503
Income from operations	$ 29,640	$ 5,101	$ 34,741	$ 847	$ 35,588
Adjusted EBITDA	$ 42,170	$ 6,853	$ 49,023	$ 7,259	$ 56,282
Adjusted EBITDA Margin	*46.2 %*	*39.9 %*	*45.2 %*	*30.6 %*	*42.6 %*

	Three Months Ended June 30, 2019				
	Storage Solutions				
	North America	**United Kingdom**	**Total**	**Tank & Pump Solutions**	**Consolidated**
Revenues:					
Rental	$ 91,456	$ 18,929	$ 110,385	$ 31,521	$ 141,906
Sales	4,781	1,990	6,771	1,364	8,135
Other	62	1	63	77	140

Total revenue	96,299	20,920	117,219	32,962	150,181
Costs and expenses:					
Rental, selling and general expenses	57,605	13,120	70,725	20,678	91,403
Cost of sales	2,778	1,492	4,270	774	5,044
Depreciation and amortization	9,122	1,816	10,938	7,197	18,135
Total costs and expenses	69,505	16,428	85,933	28,649	114,582
Income from operations	$ 26,794	$ 4,492	$ 31,286	$ 4,313	$ 35,599
Adjusted EBITDA	$ 38,872	$ 6,397	$ 45,269	$ 11,638	$ 56,907
Adjusted EBITDA Margin	*40.4 %*	*30.6 %*	*38.6 %*	*35.3 %*	*37.9 %*

Mobile Mini, Inc.

Business Segment Information - Adjusted [(1)]

(Unaudited)

(in thousands, except percentages)

	Six Months Ended June 30, 2020				
	Storage Solutions				
	North America	United Kingdom	Total	Tank & Pump Solutions	Consolidated
Revenues:					
Rental	$ 182,794	$ 34,227	$ 217,021	$ 48,096	$ 265,117
Sales	10,122	3,124	13,246	2,621	15,867
Other	92	—	92	55	147
Total revenue	193,008	37,351	230,359	50,772	281,131
Costs and expenses:					
Rental, selling and general expenses	104,880	21,879	126,759	34,228	160,987
Cost of sales	6,019	2,369	8,388	1,420	9,808
Depreciation and amortization	18,826	3,447	22,273	12,782	35,055
Total costs and expenses	129,725	27,695	157,420	48,430	205,850
Income from operations	$ 63,283	$ 9,656	$ 72,939	$ 2,342	$ 75,281
Adjusted EBITDA	$ 87,564	$ 13,257	$ 100,821	$ 15,337	$ 116,158
Adjusted EBITDA Margin	*45.4 %*	*35.5 %*	*43.8 %*	*30.2 %*	*41.3 %*

	Six Months Ended June 30, 2019				
	Storage Solutions				
	North America	United Kingdom	Total	Tank & Pump Solutions	Consolidated
Revenues:					
Rental	$ 184,972	$ 38,138	$ 223,110	$ 60,968	$ 284,078
Sales	8,807	3,741	12,548	2,810	15,358
Other	287	1	288	118	406
Total revenue	194,066	41,880	235,946	63,896	299,842
Costs and expenses:					
Rental, selling and general expenses	116,561	26,790	143,351	40,286	183,637
Cost of sales	5,191	2,895	8,086	1,560	9,646
Depreciation and amortization	18,111	3,550	21,661	13,809	35,470
Total costs and expenses	139,863	33,235	173,098	55,655	228,753
Income from operations	$ 54,203	$ 8,645	$ 62,848	$ 8,241	$ 71,089
Adjusted EBITDA	$ 78,230	$ 12,467	$ 90,697	$ 22,440	$ 113,137
Adjusted EBITDA Margin	*40.3 %*	*29.8 %*	*38.4 %*	*35.1 %*	*37.7 %*

These tables present results by major business segment adjusted to exclude certain transactions that management believes are not indicative of our business. See additional information regarding non-GAAP financial information following in this earnings release.

Mobile Mini, Inc. Condensed Consolidated Balance Sheet (in thousands) June 30 2020 December 31 2019 LIABILITIES AND STOCKHOLDERS' EQUITY Mobile Mini, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited) (in thousands) Six Months Ended June 30, 2020 2019 Net income $ 25,543 $ 32,143 Adjustments to reconcile net income to net cash provided by operating activities: Deferred financing costs write-off — 123 Provision for doubtful accounts 3,295 2,303 Amortization of deferred financing costs 909 940 Amortization of long-term liabilities — 13 Share-based compensation expense 5,401 10,337 Depreciation and amortization 35,055 35,470 Gain on sale of rental fleet (3,042) (3,041) Loss on disposal of property, plant and equipment 186 102 Deferred income taxes 9,705 10,086

Cash flows from investing activities: Cash flows from financing activities: Mobile Mini Non-GAAP Financial Information In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain of Mobile Mini's non-GAAP financial information. These financial measures are not recognized measures under GAAP and they are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin and free cash flow are non-GAAP financial measures as defined by SEC rules. This non-GAAP financial information may be determined or calculated differently by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements are furnished earlier in this release and as follows: Mobile Mini, Inc. Adjusted EBITDA GAAP Reconciliations (Unaudited) (in thousands) Three Months Ended June 30, Six Months Ended June 30, 2020 2019 2020 2019 Net Income$ 17,242 $ 14,058 $ 25,543 $ 32,143 Interest expense7,717 10,592 16,974 21,352 Income tax provision5,917 6,450 12,556 12,973 Depreciation and amortization 17,563 18,135 35,055 35,470 Deferred financing costs write-off — — — 123 EBITDA 48,439 49,235 90,128 102,061 Share-based compensation expense 3,155 3,340 5,837 6,744 Chief Executive Officer transition— 3,593 — 3,593 Merger and acquisition related expenses 4,385 739 19,890 739 Other 303 — 303 — Adjusted EBITDA$ 56,282 $ 56,907 $ 116,158 $ 113,137 Three Months Ended June 30, Six Months Ended June 30, 2020 2019 2020 2019

	2020 (Three Months)	2019 (Three Months)	2020 (Six Months)	2019 (Six Months)
Net cash provided by operating activities	$ 39,192	$ 61,769	$ 72,415	$ 100,552
Interest paid	3,722	5,919	16,330	20,195
Income and franchise taxes paid	2,691	1,742	4,604	3,762
Share-based compensation expense	(2,719)	(6,933)	(5,401)	(10,337)
Gain on sale of rental fleet	1,598	1,616	3,042	3,041
Loss on disposal of property, plant and equipment	(160)	(84)	(186)	(102)
Changes in certain assets and liabilities, net of effect of businesses acquired	4,115	(14,794)	(676)	(15,050)
EBITDA	$ 48,439	$ 49,235	$ 90,128	$ 102,061

Mobile Mini, Inc.
Free Cash Flow GAAP Reconciliations
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2020	**2019**	**2020**	**2019**
Net cash provided by operating activities	$ 39,192	$ 61,769	$ 72,415	$ 100,552
Additions to rental fleet, excluding acquisitions	(8,735)	(23,381)	(18,786)	(46,397)
Proceeds from sale of rental fleet	3,911	3,716	7,385	7,054
Additions to property, plant and equipment, excluding acquisitions	(3,364)	(3,516)	(7,538)	(6,435)
Proceeds from sale of property, plant and equipment	78	84	93	133
Net capital expenditures, excluding acquisitions	(8,110)	(23,097)	(18,846)	(45,645)
Free cash flow	$ 31,082	$ 38,672	$ 53,569	$ 54,907

Adjusted net income and adjusted diluted earnings per share. Adjusted net income and related earnings per share information exclude certain transactions that management believes are not indicative of our business. We believe that the inclusion of this non-GAAP presentation makes it easier to compare our financial performance across reporting periods on a consistent basis.

EBITDA and adjusted EBITDA. EBITDA is defined as net income before discontinued operations, net of tax (if applicable), interest expense, income taxes, depreciation and amortization, and debt restructuring or extinguishment expense (if applicable), including any write-off of deferred financing costs. Adjusted EBITDA further excludes certain non-cash expenses, including share-based compensation, as well as transactions that management believes are not indicative of our business. Because EBITDA and adjusted EBITDA, as defined, exclude some but not all items that affect our cash flow from operating activities, they may not be comparable to similarly titled performance measures presented by other companies.

We present EBITDA and adjusted EBITDA because we believe they provide useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and an overall evaluation of our financial condition. EBITDA and adjusted EBITDA have certain limitations as analytical tools and should not be used as substitutes for net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with GAAP.

EBITDA and adjusted EBITDA margins are calculated as EBITDA and adjusted EBITDA, respectively, divided by total revenues expressed as a percentage.

Free Cash Flow. Free cash flow is defined as net cash provided by operating activities, minus or plus, net cash used in or provided by investing activities, excluding acquisitions and certain transactions. Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, the most directly comparable financial measure prepared in accordance with GAAP. We present free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in our existing business, debt service obligations, payment of authorized quarterly dividends, repurchase of our common stock and strategic small acquisitions.